Exhibit (d)(ix)

Appendix A

Amended as of May 20, 2025

to

Investment Sub-Advisory Agreement

dated December 4, 2024

Funds subject to this Agreement

Fund	Effective Date of the Series
Stewart Investors Worldwide Leaders Fund	January 27, 2025

First Sentier American Listed Infrastructure Fund	February 25, 2025

First Sentier Global Listed Infrastructure Fund	February 25, 2025

Appendix B

Amended as of May 20, 2025

to

Investment Sub-Advisory Agreement

dated December 4, 2024

The Adviser shall pay the Subadviser a subadvisory fee, calculated and payable on a monthly basis, for the services to be provided pursuant to this Investment Sub-Advisory Agreement. Such subadvisory fee will be based on the average daily net assets of the applicable Fund at the annual rates set forth below:

Fund	Base Subadvisory Fee*	Contractual Advisory Fee*
Stewart Investors Worldwide Leaders Fund	Manager will use transfer pricing to compensate FSI (Australia) IM Ltd, which will be appromimately 0.22%	0.45%
First Sentier American Listed Infrastructure Fund	Manager will use transfer pricing to compensate FSI (Australia) IM Ltd, which will be appromimately 0.75%	0.75%
First Sentier Global Listed Infrastructure Fund	Manager will use transfer pricing to compensate FSI (Australia) IM Ltd, which will be appromimately 0.75%	0.75%

*	Annual rate as a percentage of the Fund’s average daily net assets

AGREED AND ACKNOWLEDGED:

FIRST SENTIER INVESTORS (US) LLC

By:	/s/ Bachar Beaini
Name: Bachar Beaini
Title: Managing Director, Americas

FIRST SENTIER INVESTORS
(AUSTRALIA) IM LTD

By:	/s/ Noel O’Brien
Name: Noel O’Brien
Title: Director

FIRST SENTIER INVESTORS
(AUSTRALIA) IM LTD

By:	/s/ Rachel Lim
Name: Rachel Lim
Title: Company Secretary